CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements and in the related Prospectuses of Vishay Intertechnology, Inc. of our reports dated February 16, 2018, with respect to the consolidated financial statements of Vishay Intertechnology, Inc. and the effectiveness of internal control over financial reporting of Vishay Intertechnology, Inc., included in this Annual Report (Form 10-K) of Vishay Intertechnology, Inc. for the year ended December 31, 2017.

Registration Statement Number	Form	Description

333-144466	S-8	2007 Stock Incentive Program of Vishay Intertechnology, Inc.
333-178895	S-8	Vishay Intertechnology, Inc. Deferred Compensation Plan
333-196143	S-8	2007 Stock Incentive Program of Vishay Intertechnology, Inc.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 16, 2018